Exhibit 10.2

Execution Version

CONTINGENT VALUE RIGHTS AGREEMENT

This CONTINGENT VALUE RIGHTS AGREEMENT, dated as of June 30, 2021 (this “Agreement”), is entered into by and between Hospitality Investors Trust, Inc., a Maryland corporation (the “Company”), and Computershare, Inc. (“Computershare”), a Delaware corporation, and its wholly owned subsidiary, Computershare Trust Company, N.A., a federally chartered trust company, collectively, as agent with respect to the Contingent Value Rights (the “CVR Agent”).

WITNESSETH:

WHEREAS, on May 19, 2021, the Company and its operating partnership, Hospitality Investors Trust Operating Partnership, L.P., a Delaware limited partnership (the “OP”), entered into a Restructuring Support Agreement (as may be subsequently amended or modified from time to time, the “RSA”) with the Supporting Stockholder;

WHEREAS, on May 19, 2021 (the “Petition Date”), the Company and the OP commenced voluntary cases under the Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the “Cases”), and concurrently filed a joint prepackaged plan of reorganization (as may be amended or modified from time to time in accordance with the RSA, the “Plan”);

WHEREAS, the Company has obtained a debtor-in-possession loan facility (as may be subsequently amended or modified from time to time, the “DIP Facility”) and a post-confirmation loan facility (as may be subsequently amended or modified from time to time, the “Exit Facility”) from the Supporting Stockholder;

WHEREAS, pursuant to the Plan, the Company shall grant Contingent Value Rights to holders of the Shares on the Effective Date;

WHEREAS, this Agreement constitutes the CVR Agreement referred to in the RSA and the Plan;

WHEREAS, the Contingent Value Right is a contract right, providing the Holders with the right to receive contingent cash payments if and to the extent payable pursuant to the terms of this Agreement for each Contingent Value Right at a later date and subject to the terms and conditions set forth herein;

WHEREAS, the Company desires to appoint the CVR Agent as its agent with respect to the Contingent Value Rights pursuant to the terms of this Agreement, and the CVR Agent desires to accept such appointment; and

WHEREAS, the CVR Agent has agreed to provide specified services covered by this Agreement.

NOW, THEREFORE, for and in consideration of the agreements contained herein and the consummation of the Plan, it is mutually covenanted and agreed, for the benefit of all Holders, as follows:

Article 1
DEFINITIONS

Section 1.1.           Definitions.

(a)           For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(i)             the terms defined in this Article 1 have the meanings assigned to them in this Article 1, and include the plural as well as the singular;

(ii)            the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision;

(iii)           unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, words denoting any gender shall include all genders and words denoting natural Persons shall include corporations, partnerships and other Persons and vice versa;

(iv)          references to any Person shall include such Person’s successors and permitted assigns; and

(v)           whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by “without limitation”.

(b)           The following terms shall have the meanings ascribed to them as follows:

“2019 Hotel EBITDA” means, with respect to the Hotel Properties in the CVR Asset Pool or the Excluded Properties, the Adjusted EBITDA for the year ended December 31, 2019 for such Hotel Properties in the CVR Asset Pool or Excluded Properties, as applicable, calculated without giving effect to clause (c) of the first sentence of the definition of Adjusted EBITDA.

“Additional Adjustment Amount” means (i) any amount distributed by the CVR Holding Company to its shareholders, members, or partners, or (ii) any principal amount loaned by the CVR Holding Company or any of its direct or indirect Subsidiaries pursuant to any Upstream Intercompany Loan other than (a) any distribution, payment or loan out of net proceeds from a Monetization Event, but only to the extent such amount has not previously been taken into account in the determination of a Total Distributable Amount under Section 2.4(g), and (b) any Permitted Distribution.

“Adjusted EBITDA”, with respect to one or more Hotel Properties and any Measurement Period, is calculated as net loss (income) and comprehensive loss (income) (calculated in accordance with GAAP) of the applicable Hotel Property or Hotel Properties during the applicable Measurement Period, excluding (a) the effect of expenses not related to operating the applicable Hotel Property or Hotel Properties, (b) non-cash charges that are not indicative of the operating performance of the applicable Hotel Property or Hotel Properties, and (c) any effects on net loss (income) and comprehensive loss (income) due to (1) a Casualty or Condemnation Event, strike or other labor dispute, fire, war, insurrection, act of God, governmental intervention, terrorism or pandemic or (2) any other event that is reasonably beyond the control of the Company other than to the extent the principal cause of such event is the Company’s or any of its Subsidiaries’ gross negligence or willful misconduct. Exclusions made for these purposes shall include (to the extent attributable to a particular Hotel Property or Hotel Properties, if applicable): (i) depreciation and amortization; (ii) impairment of goodwill and long-lived assets; (iii) interest expense; (iv) transaction related costs; (v) other loss (income); (vi) gain (loss) on sale of assets, net; (vii) equity in loss (earnings) of unconsolidated entities; (viii) general and administrative expense; and (ix) income tax (benefit) expense.

“Adjusted EBITDA Threshold” means, with respect to any Hotel Property, the amount of Adjusted EBITDA for such Hotel Property set forth on Schedule I hereto. Any reference to the Adjusted EBITDA Threshold for the CVR Asset Pool refers to the aggregate Adjusted EBITDA Threshold of all of the Hotel Properties then in the CVR Asset Pool.

“Adjusted Total CVR Pool Amount” has the meaning set forth in Section 2.4(g)(i).

“Affiliate” means, when used with respect to a specified Person, a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person. As used in this definition, the term “control” (including with correlative meanings, “controlled by” and “under common control with”), when used with respect to any specified Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment, undertaking or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“All or Substantially All of the Assets” means at least eighty percent (80%) of the number of the Hotel Properties comprising the CVR Asset Pool as of the Effective Date.

“Board of Directors” means the Board of Directors of the Company.

“Business Day” means any day other than a Saturday or Sunday or a day on which banks are required or authorized to close in the City of New York.

“Calculation Certificate” has the meaning set forth in Section 2.5(a).

“Capital Stock” means, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership, equity or profit interests or units in, including any limited or general partnership interest and any limited liability company interest) such Person.

“Cases” has the meaning set forth in the Recitals.

“Casualty or Condemnation Event” means the damage or destruction, in whole or in part, by fire or other casualty, of a Hotel Property or a temporary or permanent taking of a Hotel Property by any governmental authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of any Hotel Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting such Hotel Property or any part thereof.

“Change-of-Control Monetization Event” means (a) the sale or other disposition (in one transaction or a series of related transactions) of outstanding Voting Securities of (i) the Company or (ii) any direct or indirect Subsidiary(ies) of the Company that, individually or together, directly or indirectly hold(s) 100% of the Company’s interest in the Hotel Properties comprising the CVR Asset Pool, representing in the aggregate more than 50.0% of the total voting power of the Voting Securities of the Company or such Subsidiary(ies) (after giving effect to such sale or other disposition) to any Person or “group” (as such term is used in Section 13(d)(3) of the Exchange Act) of Persons, other than a transfer of Voting Securities of the Company or such Subsidiary(ies) to any Affiliates of the holders of the Voting Securities being transferred as part of a reorganization, restructuring or similar transaction that is (x) not treated as a liquidity event for the Supporting Stockholder or its Affiliates that are shareholders of the Company participating in such transaction (as determined in good faith by the Supporting Stockholder) and (y) approved by the Independent Director(s) or, if there are more than two Independent Directors, a majority of the Independent Directors (which approval may be given at any meeting of the Board of Directors or any committee thereof or pursuant to any action taken by written or electronic consent by the Board of Directors or any committee thereof); provided that in the event of a transfer of Voting Securities in direct or indirect Subsidiary(ies) of the Company, this Agreement shall be assigned to the transferee in accordance with Section 4.5, or (b) a reorganization, merger, share exchange, consolidation or other business combination of the Company, or any direct or indirect Subsidiary(ies) of the Company that, individually or together, directly or indirectly hold(s) 100% of the Company’s interests in the Hotel Properties comprising the CVR Asset Pool, with or into any other Person in which transaction the Shareholders as of immediately prior to such transaction and their Affiliates own, directly or indirectly (including by or through the Company or any other Person), an aggregate of less than 50.0% of the total voting power of the Voting Securities of the Company or such Subsidiary(ies) or, if the Company or such Subsidiary(ies) is(are) not the acquiring, resulting or surviving Person(s) in such transaction, such acquiring, resulting or surviving Person.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble; provided that any reference to any action to be taken by the Company or not to be taken by the Company, or with respect to the assets or liabilities of the Company, shall be deemed to include the Company’s direct and indirect Subsidiaries, as applicable.

“Compelled” has the meaning set forth in Section 4.3(b)(i).

“Confidential Information” has the meaning set forth in Section 4.3(b)(i).

“Confirmation Order” has the meaning set forth in the Plan.

“Contingent Value Rights” means the rights of Holders to receive contingent cash payments pursuant to the Plan and this Agreement.

“Control” (including the terms “controlled,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of Voting Securities, by contract or otherwise.

“CVR Agent” means the CVR Agent named in the Preamble, until a successor CVR Agent shall have become such pursuant to the applicable provisions of this Agreement, and thereafter “CVR Agent” shall mean such successor CVR Agent.

“CVR Agent Fees” has the meaning set forth in Section 3.2(f).

“CVR Asset Pool” means the Hotel Properties that were owned by the Company and its Subsidiaries as of immediately prior to the Effective Date that are not Excluded Assets, and other assets directly related to operation of such Hotel Properties that are not Excluded Assets and any mortgage indebtedness and other indebtedness and liabilities (whether known, unknown, absolute, accrued, contingent or otherwise), rights and obligations and agreement related to the operations of such Hotel Properties and excluding any general and administrative expenses incurred by the CVR Holding Company and its Subsidiaries or any other Person, which expenses shall not be the responsibility of the CVR Holding Company and its Subsidiaries.

“CVR Distribution Expenses” means, with respect to any distribution to Holders in respect of a Distribution Triggering Monetization Event, the Final Payment Date Distribution or a Holdback Payment Distribution, as applicable, the reasonable, documented, out-of-pocket costs and expenses of the Company and any of its Subsidiaries in connection with the performance of its and/or their respective obligations under this Agreement or otherwise in connection with any such distribution to be made to the Holders in respect of such Distribution Triggering Monetization Event, Final Payment Date Distribution or Holdback Payment Distribution, as applicable, including, if applicable to the particular Distribution Triggering Monetization Event, Final Payment Date Distribution or Holdback Payment Distribution: (a) all reasonable, documented, out-of-pocket costs and expenses billed by the Independent Valuer and/or the Independent Investment Banker; (b) the costs and expenses (whether or not reasonable) billed by the Independent Accountant and allocated to the Company pursuant to Section 2.6(a); and (c) the CVR Agent Fees billed by the CVR Agent in connection with such Distribution Triggering Monetization Event, Final Payment Date Distribution or Holdback Payment Distribution, as applicable; provided, that CVR Distribution Expenses shall not include any costs or expenses to the extent expressly taken into account or given effect to in the calculations of Net Proceeds from Hotel Sale or Net Proceeds from CVR Asset Pool.

“CVR Holding Company” means the OP or any other Subsidiary of the Company that directly or indirectly owns the Hotel Properties in the CVR Asset Pool.

“CVR Payment Date” has the meaning set forth in Section 2.5(c).

“CVR Register” has the meaning set forth in Section 2.3(b).

“DIP Facility” has the meaning set forth in the Recitals.

“DIP Financing Invested Capital Amount” means $30,036,383.09, representing the amount of outstanding principal and accrued interest and other outstanding obligations through and including the Effective Date under the DIP Facility that is converted to Shares on the Effective Date pursuant to the Plan multiplied by the Excluded Asset Adjustment Factor, which amount shall be subject to reduction from time to time by in accordance with Section 2.4(g).

“Distribution Triggering Monetization Event” means a Monetization Event of the type set forth in clause (i) or (ii) of the definition thereof.

“Effective Date” means the effective date of the Plan.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exit Facility” has the meaning set forth in the Recitals.

“Excluded Assets” means the Hotel Properties on Schedule II hereto and other assets directly related to operation of such Hotel Properties and any mortgage indebtedness and other indebtedness and liabilities (whether known, unknown, absolute, accrued, contingent or otherwise), rights and obligations and agreement related to the operations of such Hotel Properties, which shall have been transferred from the CVR Holding Company if requisite consents have been obtained, or, if requisite consents have not been obtained, shall be held by the CVR Holding Company pursuant to arrangements under which it shall be treated, for all purposes applicable under this Agreement and notwithstanding anything to the contrary in this Agreement, as if the Excluded Assets were not part of the CVR Asset Pool.

“Excluded Asset Adjustment Factor” means 0.9866, representing (a) one, minus (b) the quotient (expressed as a decimal fraction) of (i) the aggregate 2019 Hotel EBITDA of the Excluded Assets, divided by (ii) the sum of (A) the aggregate 2019 Hotel EBITDA of the Excluded Assets and (B) the aggregate 2019 Hotel EBITDA of the Hotel Properties in the CVR Asset Pool.

“Extended Maturity Date” means June 30, 2028, the seventh anniversary of the Effective Date.

“Final Payment Date” means the earlier of (i) the Maturity Date and (ii) the date that is the six-month anniversary of the first occurrence of a Distribution Triggering Monetization Event (or, if not a Business Day, the next Business Day).

“Final Payment Date Distribution” means the final distribution to Holders in respect of amounts distributable as of the Final Payment Date.

“GAAP” means United States generally accepted accounting principles as in effect from time to time and set forth in the Financial Accounting Standards Board Accounting Standards Codification applied on a basis in all material respects consistent with that of the Company for the 2020 fiscal year (except as required by changes in such generally accepted accounting principles).

“Governmental Entity” means United States or non-United States national, federal, state or local governmental, regulatory or administrative authority, agency or commission or any judicial or arbitral body.

“Holdback” has the meaning set forth in Section 2.4(d)(iii).

“Holdback Amount” has the meaning set forth in Section 2.4(d)(iii).

“Holdback Payment Distribution” has the meaning set forth in Section 2.4(d)(vi).

“Holdback Payment Distribution Payment Date” has the meaning set forth in Section 2.5(e).

“Holdback Value” has the meaning set forth in Section 2.4(d)(vii).

“Holder” means a Person in whose name a Contingent Value Right is registered in the CVR Register.

“Hotel Property” shall mean each property on which a hotel is operated and in which the Company or any direct or indirect Subsidiary holds an ownership interest, together with the buildings and other improvements thereon and all assets related to the operation of the hotel on the Hotel Property.

“Indemnitees” has the meaning set forth in Section 3.2(e).

“Independent Accountant” means an independent certified public accounting firm of nationally recognized standing designated by the Company.

“Independent Director” means any director of the Company who is an “independent director” as defined under Listing Rule 303A.02 of the New York Stock Exchange Listed Company Manual or any successor provision.

“Independent Investment Banker” means an independent and nationally recognized financial services company selected by the Company from a list of at list three (3) candidates provided by the Independent Director(s), each of which has at least ten years of experience advising Persons owning hotel properties similar to those owned by the Company.

“Independent Valuer” means an independent and nationally recognized MAI appraiser selected by the Company from a list of at least three (3) candidates provided by the Independent Director(s), each of which has at least ten years of experience valuing hotel properties similar to those owned by the Company.

“Initial Contingent Value Rights” has the meaning set forth in Section 2.1(c).

“Initial Maturity Date” means June 30, 2026, the fifth anniversary of the Effective Date.

“Losses” has the meaning set forth in Section 3.2(e).

“Majority of Holders” means, at any time, the registered Holder(s) of more than 50% of the total number of Contingent Value Rights registered at such time, as set forth on the CVR Register.

“Make Available” means, with respect to any document, notice or information required to be provided to Holders under this Agreement, at the Company’s option, either (1) to mail or cause the CVR Agent to mail a notice thereof by first-class mail to the Holders at their addresses as they shall appear on the CVR Register, or (2) to post on the Company’s public website.

“Maturity Date” means either (i) the Initial Maturity Date, or (ii) if the Company exercises its extension right pursuant to Section 2.7, the Extended Maturity Date.

“Measurement Period” means, as applicable, the trailing 12-month period ending on the last day of the calendar quarter preceding the calendar quarter in which the event that has required the Company to calculate the Adjusted EBITDA for any Hotel Property occurs.

“Monetization Event” means (i) the consummation of a Change-of-Control Monetization Event, (ii) the consummation of any transaction that does not constitute a Change-of-Control Monetization Event pursuant to which, directly or indirectly, on a cumulative basis following consummation of such transaction, All or Substantially All of the Assets included in the CVR Asset Pool have been sold or otherwise disposed of subsequent to the Effective Date, other than any disposition of all of the Hotel Properties comprising the CVR Asset Pool then owned directly or indirectly by the Company to an Affiliate of the Company or the Supporting Stockholder as part of a reorganization, restructuring or similar transaction that is (x) not treated as a liquidity event for the Supporting Stockholder or its Affiliates that are shareholders of the Company participating in such transaction (as determined by the Supporting Stockholder in good faith) and (y) approved by the Independent Director(s) or, if there are more than two Independent Directors, a majority of the Independent Directors (which approval may be given at any meeting of the Board of Directors or any committee thereof or pursuant to any action taken by written or electronic consent by the Board of Directors or any committee thereof); provided that in the event of any such disposition to an Affiliate of the Company or the Supporting Stockholder that is not the Company or a Subsidiary of the Company, this Agreement shall be assigned to the transferee in accordance with Section 4.5, or (iii) a sale or other disposition of assets remaining in the CVR Asset Pool that occurs subsequent to a Distribution Triggering Monetization Event but prior to the Final Payment Date.

“Net Proceeds from CVR Asset Pool” has the meaning set forth in Section 2.4(c).

“Net Proceeds from Hotel Sale” means the amount of any cash or non-cash consideration actually received by the Company in any direct or indirect sale of all of the Company’s interest in any Hotel Property (with the valuation of any non-cash consideration determined by the Independent Investment Banker) less (i) the mortgage indebtedness and other indebtedness and liabilities (whether known, unknown, absolute, accrued, contingent or otherwise) not assumed by the buyer or to which the buyer does not acquire the assets subject to (with such amounts determined in good faith by the Board of Directors), and (ii) reasonable, documented, out-of-pocket costs and expenses of the Company and any of its Subsidiaries in connection with such sale.

“Notice of Objection” has the meaning set forth in Section 2.5(b).

“Objection Period” has the meaning set forth in Section 2.5(b).

“Officer’s Certificate” means a certificate signed by the chief executive officer, president, chief financial officer, any vice president, the controller, the treasurer or the secretary, in each case of the Company, in his or her capacity as such an officer, and delivered to the CVR Agent.

“Permitted Distributions” means any amount distributed by the CVR Holding Company (a) to the Company to fund costs and expenses of the Company or any of its Subsidiaries, including (i) general and administrative expenses, (ii) to the extent not covered by clause (i), expenses associated with directors, officers, employees, consultants and any other agents of the Company (including any severance or termination payments), (iii) taxes, (iv) payments pursuant to contractual obligations, (v) payments of cash dividends to shareholders of the Company that are not Affiliates of the Supporting Stockholder who shall have been issued preferred stock intended to enable the Company to satisfy the closely held requirements applicable to real estate investment trusts under Section 856(a)(6) of the Code, (vii) payments related to the expenses of or settlement of litigations or disputes, (viii) payments of principal, interest, fees and other expenses associated with indebtedness to the extent that the principal amount of such indebtedness has been (A) contributed to the CVR Holding Company or any of its Subsidiaries or (B) used to fund costs and expenses of the Company or any of its Subsidiaries that the CVR Company would be permitted to distribute funds to the Company to fund under this clause (a), (ix) capital expenditures (including property improvement plan expenditures), (x) expenses relating to furniture, fixtures and other equipment, (xi) management fees and other charges, fees and expenses to be paid to the property managers or sub-managers, (xii) costs and fees of independent professionals (including legal, accounting, consultants and other professional expenses), technical consultants, operational experts (including quality assurance inspectors) or other third parties retained to perform services for the Company or any of its Subsidiaries, (xiii) costs of attendance by employees at training and manpower development programs, (xiv) association dues, (xv) computer processing charges, (xvi) operational equipment and other lease payments, (xvii) insurance premiums, ground rents, maintenance charges and other charges and impositions and (xviii) franchise fees and expenses; provided that costs and expenses, individually and in the aggregate, covered by this clause (a) shall be consistent in scope and kind with the Company’s corporate-level costs and expenses in 2019 and 2020, shall not include costs or expenses primarily relating to assets other than the assets in the CVR Asset Pool and shall be allocated between the CVR Holding Company and assets that are not included in the CVR Asset Pool (including if such assets are Excluded Assets or were acquired by the Company subsequent to the Effective Date) based on the ratio of their respective Adjusted EBITDA for the trailing 12-month period ending on the last day of the calendar quarter preceding the calendar quarter in which the Permitted Distribution was made, and (b) to any Person (including, for the avoidance of doubt, the Company or any of its shareholders, including the Supporting Stockholder) in respect of the Net Proceeds from Hotel Sale of any Hotel Property prior to a Monetization Event that is not a Qualifying CVR Asset Pool Sale.

“Permitted Transfer” means: (i) the transfer (upon the death of the Holder) by will or intestacy; (ii) a transfer by instrument to an inter vivos or testamentary trust in which the Contingent Value Rights are to be passed to beneficiaries upon the death of the trustee; (iii) transfers made pursuant to a court order of a court of competent jurisdiction in connection with divorce, bankruptcy or liquidation; or (iv) a transfer made by operation of law (including a consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity.

“Permitted Transferee” means a Person who receives a Contingent Value Right pursuant to a Permitted Transfer and otherwise in accordance with this Agreement.

“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

“Petition Date” has the meaning set forth in the Recitals.

“Plan” has the meaning set forth in the Recitals.

“Plan Documents” means the RSA, the Plan, this Agreement, the DIP Facility, the Exit Facility, and the organizational documents of the Company and the CVR Holding Company adopted as of the Effective Date.

“Post-Effective Date Contributions” means, without duplication, any cash contributions or loans made to the CVR Holding Company or any of its Subsidiaries on or after the Effective Date however structured, including cash amounts contributed, paid or loaned to the CVR Holding Company or any of its Subsidiaries on or after the Effective Date pursuant to the Exit Facility; provided, that, except for any cash contributions or loans made to the CVR Holding Company or any of its Subsidiaries pursuant to the Exit Facility: (a) any such loans shall be on terms and conditions that are arm’s length in accordance with Section 4.1 (provided, that any such loan shall be deemed to be on arm’s length terms for purposes of Section 4.1 if such loan is on terms substantially similar to the terms of the Exit Facility) and (b) any such cash contributions and loans shall only be used for (i) funding the costs and expenses of the CVR Holding Company and its Subsidiaries, including any of the costs and expenses set forth in clauses (i)-(xviii) in clause (a) of the definition of “Permitted Distributions” and (ii) reserves and/or liquidity requirements or needs of the CVR Holding Company and its Subsidiaries, as determined by the Company in its sole discretion.

“Pre-Petition LPA” means the Amended and Restated Agreement of Limited Partnership of the OP, dated as of March 31, 2017 and as amended from time to time through the date of the RSA.

“Pro Rata Payment Amount” means an amount equal to (i) a fraction, the numerator of which equals the total number of Contingent Value Rights held by such Holder on such date, and the denominator of which equals 40,087,952.091, multiplied by (ii) the Total Distributable Amount payable pursuant to Section 2.5(c), Section 2.5(d) or Section 2.5(e), as applicable.

“Qualifying CVR Asset Pool Sale” means any direct or indirect sale of all of the Company’s interest in any Hotel Property prior to the consummation of a transaction or series of transactions constituting a Distribution Triggering Monetization Event or, if no Distribution Triggering Monetization Event occurs prior to the Final Payment Date, the Final Payment Date, if, at the time of the consummation of such sale, the Adjusted EBITDA for such Hotel Property for the Measurement Period exceeds the Adjusted EBITDA Threshold for such Hotel Property.

“Related Party” has the meaning ascribed to the term “related person” in Item 404(a) of Regulation S-K under the Exchange Act.

“RSA” has the meaning set forth in the Recitals.

“Section 2.4(g)(iii) 94% Amount” has the meaning set forth in Section 2.4(g)(iii).

“Section 2.4(g)(iv) 94% Amount” has the meaning set forth in Section 2.4(g)(iv).

“Securities Act” means the Securities Act of 1933, as amended.

“Shares” means the shares of common stock, par value $0.01 per share, of the Company.

“Shareholder” means, in connection with a Change-of-Control Monetization Event, any holder of Shares or equity interests of any applicable Subsidiary of the Company receiving consideration in such Change-of-Control Monetization Event.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, of which the securities or other ownership interests having more than 50% of the ordinary voting power in electing the board of directors or other governing body are, at the time of such determination, owned by such Person or another Subsidiary of such Person.

“Supporting Stockholder” means Brookfield Strategic Real Estate Partners II Hospitality REIT II LLC, a Delaware limited liability company, together with its successors and permitted assigns.

“Supporting Stockholder CVR Asset Pool Invested Amount” means $395,310,206.34, representing (i) the sum of (A) $379,746,396.50 (the purchase price paid by the Supporting Stockholder to the OP to acquire Class C Units (as defined in the Pre-Petition LPA)) plus (B) $16,289,594.88, which represents the Liquidation Preference (as defined in the Pre-Petition LPA) of the Class C Units issued in respect of the portions of the 12/31/20 PIK Distribution Amount (as defined in the Pre-Petition LPA) and the 3/31/21 PIK Distribution Amount (as defined in the Pre-Petition LPA) that correspond to the cash distributions that would have been payable on December 31, 2020 and March 31, 2021 if the Pre-Petition LPA had not been amended on December 24, 2020 and March 30, 2021 (but, for the avoidance of doubt, not any other Class C Units issued as PIK Distributions (as defined in the Pre-Petition LPA)), plus (C) $4,643,317.70, representing the accrued and unpaid Class C Cash Distribution Amount (as defined in the Pre-Petition LPA) from and after March 31, 2021 through and including the Petition Date, multiplied by (ii) the Excluded Asset Adjustment Factor, which shall be subject to reduction from time to time in accordance with Section 2.4(g).

“Tax” means all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, in each case, imposed by a Governmental Entity.

“Total CVR Pool Amount” has the meaning set forth in Section 2.4(a).

“Total Distributable Amount” has the meaning set forth in Section 2.4(a).

“Transfer” means any sale, assignment, transfer, disposition, mortgage, pledge, participation, donation, gift, bequest, grant, hypothecation, encumbrance or any other similar transaction in any manner, direct or indirect, in whole or in part.

“Upstream Intercompany Loan” means a loan made by, or any other indebtedness for money borrowed from, the CVR Holding Company or its direct or indirect Subsidiaries to the Company or its direct or indirect Subsidiaries (other than to the CVR Holding Company or any of its direct and indirect Subsidiaries).

“Value” means, with respect to any asset or liability of the CVR Asset Pool or any other asset or liability required to be valued for purposes of calculating the Total CVR Pool Amount or the Total Distributable Amount (provided that the value of a Hotel Property or the CVR Asset Pool shall not include the outstanding principal amount of any Upstream Intercompany Loans), its fair market value. In the case of Hotel Properties, the fair market value shall be determined by the Independent Valuer in accordance with Section 2.4(e) and shall equal the purchase price of the Hotel Property if such Hotel Property were sold for cash for a purchase price equal to its fair market value in an arm’s-length transaction under then current conditions for the sale of comparable properties allowing a commercially reasonable marketing period to find a purchaser that is willing to pay a cash price with the benefit of customary due diligence investigations, reduced by the transaction costs which would be payable by the Company in connection with the transaction, assuming (subject to the immediately following sentence) (i) the mortgage loans secured by the Hotel Property were discharged, (ii) the transfer taxes, customary broker fees and other customary costs of closing were paid by the party customarily responsible for such costs and (iii) all other liabilities of the Company which relate to the Hotel Property being sold were discharged by the Company. The fair market value, as determined by the Independent Valuer, shall be reduced by any mortgage indebtedness and other indebtedness and liabilities (whether known, unknown, absolute, accrued, contingent or otherwise) relating to such Hotel Property not assumed or taken subject to, by the buyer, to the extent not otherwise expressly taken into account as a reduction in fair market value in the appraisal. Without duplication, the fair market value of all other assets and liabilities contained in the CVR Asset Pool that are not Hotel Properties shall be determined based on the most recent quarterly balance sheet for the CVR Holding Company furnished by the Company pursuant to Section 4.3(a). The fair market value of any non-cash consideration actually received in respect of any Holdback Amount shall be determined by the Independent Investment Banker. The fair market value of any Holdback Amount that remains contingent as of the Final Payment Date but is not yet payable pursuant to the terms of the applicable definitive agreement(s) shall be the Holdback Value of such Holdback Amount; provided that the Holdback Value of such Holdback Amount shall be included in the calculation of the aggregate Value of the CVR Asset Pool as of the Final Payment Date only if the Company elects to so include such Holdback Value in such calculation pursuant to Section 2.4(d)(vi)(A) and such Holdback Value shall the be determined in accordance with Section 2.4(d)(vii).

“Voting Securities” means, with respect to any Person, the Capital Stock of such Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election or appointment of directors (or Persons performing similar functions (including a “manager” (as defined under the Delaware Limited Liability Company Act, Title 6 of the Delaware Code, Section 18-101, et seq.)) of such Person.

Article 2
CONTINGENT VALUE RIGHTS

Section 2.1.           Issuance of Contingent Value Rights; Appointment of CVR Agent.

(a)           Pursuant to the Plan, the Contingent Value Rights represent the contractual rights of Holders to receive contingent cash payments if and to the extent payable pursuant to the terms of this Agreement. The initial persons entitled to be Holders shall be the holders of Shares as of immediately prior to the Effective Date (including, without limitation, holders of restricted stock units that as of immediately prior to the Effective Date will be terminated and paid in Shares in accordance with the Plan). Each Holder shall be entitled to one Contingent Value Right for each Share owned as of immediately prior to the Effective Date pursuant to the Plan. Pursuant to the Plan and Confirmation Order, each Holder is automatically deemed to have accepted the terms of this Agreement and is automatically deemed to be a party hereto as if, and with the same effect as if, such Holder had delivered a duly executed counterpart signature page to this Agreement without any further action by any party. For the avoidance of doubt, the Holders are deemed to hereby acknowledge that the Contingent Value Rights are not “securities” within the meaning of the Securities Act, Exchange Act or any other applicable federal, state or foreign securities laws.

(b)           The Company hereby appoints the CVR Agent to act as agent for the Company with respect to the Contingent Value Rights in accordance with the express terms and conditions set forth in this Agreement (and no implied terms and conditions), and the CVR Agent hereby accepts such appointment.

(c)           The maximum aggregate number of Contingent Value Rights that may be outstanding under this CVR Agreement is limited to 40,050,332.091 (the “Initial Contingent Value Rights”), which is the number of Contingent Value Rights that were issued pursuant to the Plan and in accordance with Section 2.1(a) above and which Contingent Value Rights were outstanding as of the Effective Date. The number of outstanding Contingent Value Rights at any given time may be less than the number of Initial Contingent Value Rights, if reduced in accordance with Section 2.9 upon the abandonment of a Contingent Value Right. From and after the Effective Date, the Company shall not be permitted to issue any additional Contingent Value Rights under this CVR Agreement.

Section 2.2.           Non-transferability. The Contingent Value Rights are non-transferable and shall not be Transferred, other than a Permitted Transfer to a Permitted Transferee. No Holder may Transfer any economic interest in a Contingent Value Right to any other Person. Any final determination regarding whether a proposed transferee is a Permitted Transferee shall be made by the Company, in its discretion, pursuant to Section 2.3(c) below. Any purported Transfer of a Contingent Value Right to anyone other than a Permitted Transferee shall be null and void ab initio.

Section 2.3.           No Certificate; Registration; Registration of Transfer; Change of Address.

(a)           The Contingent Value Rights shall not be evidenced by a certificate or other instrument.

(b)          The CVR Agent shall keep a register (the “CVR Register”) for the registration of Contingent Value Rights in a book-entry position for each Holder. The CVR Register shall set forth the name and address of each Holder and the number of Contingent Value Rights held by such Holder. The CVR Register will be updated as necessary by the CVR Agent to reflect the addition or removal of Holders (including pursuant to any Permitted Transfers or abandonment pursuant to Section 2.9 ), upon receipt of such information by the CVR Agent. The Company or the Company’s Affiliates or representatives may receive and inspect a copy of the CVR Register, from time to time, upon request made to the CVR Agent.

(c)           Subject to the restrictions set forth in Section 2.2, every request made to Transfer a Contingent Value Right to a Permitted Transferee must be made in writing to the Company and the CVR Agent and set forth in reasonable detail the circumstances related to the proposed Transfer, and must be accompanied by a written instrument or instruments of transfer and any other requested information or documentation in a form reasonably satisfactory to the Company and the CVR Agent, duly and validly executed by the registered Holder or Holders thereof or by the duly appointed legal representative thereof or by a duly authorized attorney, with such signature to be guaranteed by a guarantor institution that is a participant in a signature guarantee medallion program approved by the Securities Transfer Association. A request for a Transfer of a Contingent Value Right shall be accompanied by documentation establishing the Transfer is to a Permitted Transferee and any other information as may be reasonably requested by the Company or the CVR Agent (including opinions of counsel, if requested by the Company or the CVR Agent). Upon receipt of such a written Transfer request, the Company shall, subject to its reasonable determination that the Transfer instrument is in proper form and the transfer otherwise complies with the other terms and conditions herein, instruct the CVR Agent in writing to register the Transfer of the Contingent Value Rights in the CVR Register. All duly Transferred Contingent Value Rights registered in the CVR Register shall be the valid obligations of the Company, evidencing the same rights and entitling the transferee to the same benefits and rights under this Agreement as those held immediately prior to the Transfer by the transferor. No Transfer of a Contingent Value Right shall be valid until registered in the CVR Register, and any Transfer not duly registered in the CVR Register will be void ab initio (unless the Transfer was permissible hereunder and such failure to be duly registered is attributable to the fault of the CVR Agent to be established by clear and convincing evidence). Any Transfer of the Contingent Value Rights shall be without charge to the Holder; provided that the Company and the CVR Agent may require (i) payment of a sum sufficient to cover any Tax or charge that is imposed in connection with such Transfer, or (ii) that the transferor establish to the reasonable satisfaction of the CVR Agent that such Taxes have been paid. The CVR Agent shall have no obligation to pay any such Taxes or charges and the CVR Agent shall have no duty or obligation to take any action under any section of this Agreement that requires the payment by a Holder of such Taxes or charges unless and until the CVR Agent is satisfied that all such Taxes or charges have been paid. Additionally, the fees and costs related to any legal opinion requested under this Section 2.3(c) shall be the responsibility of the Holder. Any attempted Transfer of a Contingent Value Right, in whole or in part, that is not permitted by this Section 2.3(c), including any attempted Transfer that is made to any party other than a Permitted Transferee or otherwise not effected in accordance with the terms set forth herein, will be void and of no effect.

(d)           A Holder may make a written request to the CVR Agent to change such Holder’s address of record in the CVR Register. The written request must be duly and validly executed by the Holder. Upon receipt of such written notice, the CVR Agent shall promptly record the change of address in the CVR Register.

Section 2.4.           Determination of Total Distributable Amount.

(a)            The amount distributable to Holders pursuant to Section 2.4(g) in respect of a Distribution Triggering Monetization Event (if any), the Final Payment Date Distribution (if any) or a Holdback Payment Distribution (if any) is the “Total Distributable Amount” with respect to such Distribution Triggering Monetization Event, Final Payment Date Distribution or Holdback Payment Distribution. The Total Distributable Amount shall be calculated by applying the distribution allocations to the Holders described in Section 2.4(g) to the aggregate Net Proceeds from CVR Asset Pool, the aggregate Value of the CVR Asset Pool and any Holdback Amount, to the extent applicable in accordance with Section 2.4(b) (such amount being hereinafter referred to as the “Total CVR Pool Amount”).

(b)          Subject to Section 2.4(d) below, the “Total CVR Pool Amount” shall equal:

(i)             in connection with a Distribution Triggering Monetization Event (if any), (A) the Net Proceeds from CVR Asset Pool (determined in accordance with Section 2.4(c)) for such Distribution Triggering Monetization Event less (B) the CVR Distribution Expenses incurred in connection with such Distribution Triggering Monetization Event less (C) the then-outstanding aggregate amount of Post-Effective Date Contributions (if any);

(ii)            in connection with the Final Payment Date Distribution (if any), the sum of (A) (1) if a Distribution Triggering Monetization Event has occurred prior to the Final Payment Date, (x) the Net Proceeds from CVR Asset Pool from any Monetization Event for which a payment has not yet been made pursuant to Section 2.5(c) and (y) any portion of a Holdback Amount in respect of which the Company has actually received cash prior to the Final Payment Date, or (2) if a Distribution Triggering Monetization Event has not occurred prior to the Final Payment Date, (x) the Net Proceeds from Hotel Sale for any Qualifying CVR Asset Pool Sale completed prior to the Final Payment Date (reduced by any portion of such Net Proceeds from Hotel Sale that was distributed out of CVR Holding Company in cash and is therefore an Additional Adjustment Amount) and (y) any portion of a Holdback Amount in respect of which the Company has actually received cash prior to the Final Payment Date, in each case to the extent not previously paid or applied pursuant to Section 2.4(g), plus (B) the Value of the CVR Asset Pool not sold or transferred prior to the Final Payment Date, less (C) the CVR Distribution Expenses incurred in connection with the Final Payment Date Distribution and less (D) the then-outstanding aggregate amount of Post-Effective Date Contributions (if any); and

(iii)           in connection with a Holdback Payment Distribution (if any), (A) any Holdback Amount in respect of which the Company has actually received cash plus (B) the Value of any Holdback Amount in respect of which the Company has actually received non-cash consideration, in each case, to the extent not previously taken into account in the calculation of a Total CVR Pool Amount less (C) the CVR Distribution Expenses incurred in connection with the Holdback Payment Date Distribution.

For the avoidance of doubt, no proceeds from the sale of any Hotel Property prior to a Distribution Triggering Monetization Event or, if no Distribution Triggering Monetization Event has occurred prior to the Final Payment Date, the Final Payment Date that is not a Qualifying CVR Asset Pool Sale shall be included in the calculation of the Total CVR Pool Amount.

(c)           Subject to Section 2.4(d) below, “Net Proceeds from CVR Asset Pool” shall be determined and calculated in accordance with this Section 2.4(c) to be equal to:

(i)            (A) in the case of a Monetization Event that is structured as a sale of All or Substantially All of the Assets of the CVR Asset Pool as described in clause (ii) of the definition of Monetization Event or the sale of a Hotel Property as described in clause (iii) of the definition of Monetization Event, the amount of any cash or non-cash consideration payable to the Company (with the Value of any non-cash consideration determined by the Independent Investment Banker) less (1) the mortgage indebtedness and other indebtedness and liabilities (whether known, unknown, absolute, accrued, contingent or otherwise) not assumed by the buyer or to which the buyer does not acquire the assets subject to, and (2) reasonable, documented, out-of-pocket costs and expenses of the Company in connection with such Monetization Event, or (B) in the case of a Change-of-Control Monetization Event, (1) the amount of the consideration paid to the Shareholders (with the Value of any non-cash consideration determined by the Independent Investment Banker) less (2) the reasonable, documented, out-of-pocket costs and expenses of the Shareholders in connection with such Monetization Event, plus

(ii)            in the case of the first occurrence of a Distribution Triggering Monetization Event, the Net Proceeds from Hotel Sale for any Hotel Property that was sold prior to such Distribution Triggering Monetization Event pursuant to a Qualifying CVR Asset Pool Sale.

(d)          Notwithstanding anything to the contrary contained in Section 2.4(b) or Section 2.4(c):

(i)             the Holders shall not be entitled to receive any payment pursuant to this Agreement if the aggregate Adjusted EBITDA of the Hotel Properties in the CVR Asset Pool at the time of any Distribution Triggering Monetization Event or, if no Distribution Triggering Monetization Event has occurred prior thereto, the Final Payment Date, as applicable, does not exceed the aggregate Adjusted EBITDA Threshold for such Hotel Properties;

(ii)            in the case of a Change-of-Control Monetization Event structured such that cash or non-cash consideration is payable to the Shareholders and less than all of the Capital Stock in the Company or its applicable Subsidiary(ies) is sold pursuant to such Change-of-Control Monetization Event, for the purposes of determining the Net Proceeds from CVR Asset Pool determined pursuant to Section 2.4(c)(i), the balance of the Capital Stock not sold in such Change-of-Control Monetization Event shall be deemed to have been sold to the same purchaser(s), in the same transaction and for the same amount and type of consideration per share as the shares of Capital Stock actually sold pursuant to such Change-of-Control Monetization Event, such that all of the Capital Stock in the Company or its applicable Subsidiary(ies) shall be deemed to have been sold pursuant to such Change-of Control Monetization Event and any amount payable on the CVR Payment Date with respect to such Change-of-Control Monetization Event shall be the only payment Holders will, if such a Change-of-Control Monetization Event occurs, be entitled to receive under this Agreement other than any additional amount that may become payable to the Holders (A) as part of the Final Payment Date Distribution with respect to any portion of a Holdback Amount actually received prior to the Final Payment Date and, at the election of the Company pursuant to Section 2.4(d)(vi), the Holdback Value with respect to any portion of a Holdback Amount not actually received in cash prior to the Final Distribution Date or (B) as part of a Holdback Payment Distribution;

(iii)           for the purposes of determining the applicable amount determined pursuant to Section 2.4(c)(i) or the Net Proceeds from Hotel Sale for any Hotel Property, consideration shall not include any amount of such consideration payable (any such amount, a “Holdback Amount”) pursuant to the applicable transaction that is subject to escrow or similar arrangements pursuant to the terms of the definitive documentation governing such transaction as in effect upon the occurrence thereof (any such arrangement, a “Holdback”), including (A) any such consideration that may be paid pursuant to earn-outs, holdbacks, milestones or other contingent arrangements (whether or not related to future earnings or operations), (B) any such consideration placed in escrow or otherwise held back to support indemnification obligations, specified liabilities (including taxes), purchase price adjustments, known or contingent claims (including making provision for such claims as required by applicable law in connection with a dissolution), or other obligations, and (C) any such consideration that is set aside in a separate account for use by the Company or an agent or representative of the Holders in connection with such transaction whose duties include, among other things, managing, addressing, monitoring or otherwise dealing with post-closing matters relating to such transaction to manage, address, monitor or otherwise deal with post-closing matters relating to such transaction; provided that any such Holdback Amount (or a portion thereof) shall be deemed to be included in Net Proceeds from CVR Asset Pool or Net Proceeds from Hotel Sale when released from such escrow or other arrangement and paid to the Company or the Shareholders, as applicable, and any additional amount that would have been payable to the Holders on any CVR Payment Date pursuant to Section 2.5(c) with respect to the Holdback Amount (or a portion thereof) so released and paid prior to the Final Payment Date shall instead be payable to the Holders as part of the Final Payment Date Distribution pursuant to Section 2.5(d);

(iv)          in no event shall Net Proceeds from CVR Asset Pool or Net Proceeds from Hotel Sale include (A) any consideration received by the Company or the holders of Capital Stock that is not directly attributable to the acquisition of Capital Stock or any assets of the Company, including payments made by the counterparty to a Monetization Event or other applicable transaction in respect of agreements not to compete, employment or consulting arrangements, transition services or other similar arrangements, (B) any portion of the consideration in a Monetization Event or other applicable transaction that is not paid to the Company or the holders of Capital Stock, as applicable, including any portion of the consideration that is used to pay indebtedness (including principal, interest, break fees, management fees and any other fees and expenses), fees and expenses, change of control payments (including transfer and consent fees and severance or other termination payments), bonuses, brokers' commissions or similar fees, or other liabilities of the Company (other than liabilities that have been expressly excluded from the calculation of Net Proceeds from CVR Asset Pool or Net Proceeds from Hotel Sale in accordance with the terms of this Agreement) or (C) any debt (including capital leases), operating leases, accounts payable or other liabilities of the Company assumed, acquired, refinanced or replaced by a counterparty to a Monetization Event or other applicable transaction;

(v)           if the assets subject to a Monetization Event include assets that are not included in the CVR Asset Pool for any reason (including if such assets are Excluded Assets or were acquired by the Company subsequent to the Effective Date), the applicable amount determined pursuant to Section 2.4(c)(i) shall be determined by an Independent Investment Banker, which amount shall represent a proportionate adjustment based on the ratio of the Value of the assets subject to the Monetization Event that are included in the CVR Asset Pool as compared to the Value of the assets subject to the Monetization Event that are not included in the CVR Asset Pool, as adjusted to the extent necessary to reflect a similarly proportionate share, to the extent applicable, of associated indebtedness and other liabilities and costs and expenses;

(vi)          if any portion of a Holdback Amount remains contingent as of the Final Payment Date, then, at the Company’s election (acting in its sole discretion), either (A) the Holdback Value of such portion of such Holdback Amount shall be included in the Company’s calculation of the Value of the CVR Asset Pool not sold or transferred prior to the Final Payment Date calculated in accordance with Section 2.4(b)(ii) in respect of the Final Payment Date Distribution or (B) Holders shall have the right to be paid a distribution (any such distribution described in this clause (B), a “Holdback Payment Distribution”) if and when the Company actually receives consideration in respect of such portion of such Holdback Amount.

(vii)         the Value of any portion of a Holdback Amount that remains contingent as of the Final Payment Date and the Company elects to take into account in the calculation of the Final Payment Date Distribution pursuant to Section 2.4(d)(vi)(A) (the “Holdback Value”) shall be determined in accordance with the value at which it is reflected on the Company’s balance sheet for the quarter ended immediately preceding the Final Payment Date in accordance with GAAP or, if such Holdback Amount is not reflected on the Company’s balance sheet for the quarter ended immediately preceding the Final Payment Date in accordance with GAAP, the Value of such Holdback Amount shall be an amount equal to the value at which such Holdback Amount would have been reflected on the Company’s balance sheet as of such quarter-end if it had been required to be so reflected in accordance with GAAP as such value is determined in good faith by the Board of Directors;

(viii)        for the avoidance of doubt, following the payment by the Company of a Final Payment Date Distribution that takes into account the Holdback Value of any portion of a Holdback Amount pursuant to Section 2.4(d)(vi)(A), no further amount in respect of such portion of such Holdback Amount shall be payable or distributable pursuant to this Agreement and there shall be no Holdback Payment Distribution with respect to such portion of such Holdback Amount; and

(ix)           in no event shall the Net Proceeds from CVR Asset Pool, Net Proceeds from Hotel Sale or Value include any amount attributable to the outstanding principal amount of any Upstream Intercompany Loans.

(e)            If, prior to the sixtieth (60th) day prior to the Final Payment Date, (i) there has not been a Distribution Triggering Monetization Event or (ii) (A) there has been a Distribution Triggering Monetization Event, (B) there has not been a Change-of-Control Monetization Event and (C) not all of the assets of the CVR Asset Pool have been sold, then the Board of Directors shall, on or prior to such day, appoint an Independent Valuer to determine the Value of the CVR Asset Pool as of the Final Payment Date. The Company shall provide the Independent Valuer with any applicable financial statements and other supporting documentation relating to the applicable Hotel Properties that the Independent Valuer shall reasonably request. The Independent Valuer shall be instructed to make the determination of the Value of the Hotel Properties and submit a report meeting the requirements for an MAI appraisal not later than the twenty-sixth (26th) Business Day prior to the Final Payment Date. The Company shall pay all fees and disbursements due to the Independent Valuer, which fees and disbursements shall constitute CVR Distribution Expenses under this Agreement and shall be deducted from the Net Proceeds from CVR Asset Pool in the calculation of the Total CVR Pool Amount described above in Section 2.4(b). Any decision rendered by the Independent Valuer with respect to the Value of any Hotel Property shall be final, conclusive and binding upon the Company and each Holder (absent manifest error) for purposes of this Agreement.

(f)

(i)             If either there has been a Distribution Triggering Monetization Event in which any consideration has been excluded from the calculation of the Net Proceeds from the CVR Asset Pool for such Distribution Triggering Monetization Event as a result of a Holdback, then the Net Proceeds from CVR Asset Pool shall be re-calculated as of the Final Payment Date to include any portion of the Holdback that has been actually received by the Company or the Shareholders prior to the Final Payment Date, as applicable. For the avoidance of doubt, following the CVR Payment Date in respect of a Change-of-Control Monetization Event, there shall be no additional amount payable to Holders under this Agreement other than, if applicable, the payment of any amount in respect of any proceeds from a Holdback actually received by the Company or the Shareholders following such CVR Payment Date and prior to the Final Payment Date and the Holdback Value.

(ii)            In connection with any Holdback Payment Distribution in which all or a portion of the Holdback Amount actually received is in non-cash consideration, then the Board of Directors shall appoint an Independent Investment Banker to determine the Value of such non-cash consideration promptly following its actual receipt thereof. The Company shall provide the Independent Investment Banker with any applicable supporting documentation relating to the applicable non-cash consideration that the Independent Investment Banker shall reasonably request. The Independent Investment Banker shall be instructed to make the determination of the Holdback Value with respect to such non-cash consideration not later than the tenth (10th) Business Day following such appointment. The Company shall pay all fees and disbursements due to the Independent Investment Banker, which fees and disbursements shall constitute CVR Distribution Expenses under this Agreement and shall be deducted from the Net Proceeds from CVR Asset Pool in the calculation of the Total CVR Pool Amount described above in Section 2.4(b) with respect to such Holdback Payment Distribution. Any decision rendered by the Independent Investment Banker with respect to the Value of such non-cash consideration shall be final, conclusive and binding upon the Company and each Holder (absent manifest error) for purposes of this Agreement.

(g)          Subject in all respects to Section 2.4(h), the Total Distributable Amount that shall be distributable to the Holders in connection with a Distribution Triggering Monetization Event, the Final Payment Date Distribution or any Holdback Payment Distribution shall be calculated as follows (with each Holder entitled to receive its Pro Rata Payment Amount of the amounts set forth in this Section 2.4(g) that are distributable to the Holders):

(i)             first, the Total CVR Pool Amount with respect to such Distribution Triggering Monetization Event, Final Payment Date Distribution or Holdback Payment Distribution, as applicable, plus the Additional Adjustment Amount as of the calculation date (the sum of such amounts, the “Adjusted Total CVR Pool Amount”) shall be applied to reduce the DIP Financing Invested Capital Amount (as previously reduced from prior applications in accordance with this Section 2.4(g)(i) and Section 2.4(i)) until the DIP Financing Invested Capital Amount has been reduced to zero;

(ii)            second, if the amount equal to (A) the Adjusted Total CVR Pool Amount with respect to such Distribution Triggering Monetization Event, Final Payment Date Distribution or Holdback Payment Distribution, as applicable, less (B) the amount applied to reduce the DIP Financing Invested Capital Amount pursuant to Section 2.4(g)(i) in connection with such Distribution Triggering Monetization Event, Final Payment Date Distribution or Holdback Payment Distribution, as applicable, is greater than zero, the remainder of such Adjusted Total CVR Pool Amount shall be applied to reduce the Supporting Stockholder CVR Asset Pool Invested Amount (as previously reduced from prior applications in accordance with this Section 2.4(g)(ii) and Section 2.4(i)) until the Supporting Stockholder CVR Asset Pool Invested Amount has been reduced to zero;

(iii)           third, if the amount equal to (A) the Adjusted Total CVR Pool Amount less (B) the amounts applied to reduce the DIP Financing Invested Capital Amount and the Supporting Stockholder CVR Asset Pool Invested Amount pursuant to Sections 2.4(g)(i) and 2.4(g)(ii) is greater than zero, 6.0% of the remainder of such Adjusted Total CVR Pool Amount shall be distributable to the Holders until 94.0% of such remainder as of the calculation date (the “Section 2.4(g)(iii) 94% Amount”) plus the aggregate amount of any Section 2.4(g)(iii) 94% Amounts calculated from prior applications of this Section 2.4(g)(iii) equals a return of 15.0% per annum accrued starting on the day following the Effective Date and thereafter on the basis of twelve (12) thirty (30)-day months and a three hundred sixty (360)-day year, compounding quarterly, on the DIP Financing Invested Capital Amount balance from time to time;

(iv)           fourth, if the amount equal to (A) the Adjusted Total CVR Pool Amount less (B) (x) the amounts applied to reduce the DIP Financing Invested Capital Amount and the Supporting Stockholder CVR Asset Pool Invested Amount pursuant to Sections 2.4(g)(i) and 2.4(g)(ii) and (y) the amounts distributable to the Holders under Section 2.4(g)(iii) is greater than zero, 6.0% of the remainder of such Adjusted Total CVR Pool Amount shall be distributable to the Holders until 94.0% of such remainder as of the calculation date (the “Section 2.4(g)(iv) 94% Amount”) plus the aggregate amount of any Section 2.4(g)(iv) 94% Amounts calculated from prior applications of this Section 2.4(g)(iv) equals a return of 12.5% per annum accrued starting on the day following the Petition Date and thereafter on the basis of twelve (12) thirty (30)-day months and a three hundred sixty (360)-day year, compounding quarterly, on the Supporting Stockholder CVR Asset Pool Invested Amount balance from time to time; and

(v)            fifth, if the amount equal to (A) the Adjusted Total CVR Pool Amount less (B)(x) the amounts applied to reduce the DIP Financing Invested Capital Amount and the Supporting Stockholder CVR Asset Pool Invested Amount pursuant to Sections 2.4(g)(i) and 2.4(g)(ii) and (y) the amounts distributable to the Holders under Sections 2.4(g)(iii) and 2.4(g)(iv) is greater than zero, 25.0% of the remainder of such Adjusted Total CVR Pool Amount shall be distributable to the Holders.

(h)           Notwithstanding anything to the contrary contained in this Agreement, the total amount distributable to a Holder under this Agreement may not exceed $6.00 per Contingent Value Right held by such Holder.

(i)            For the avoidance of doubt, (i) any distribution, payment or loan that is an Additional Adjustment Amount shall be deemed to have reduced, as applicable, the balance of the DIP Financing Invested Capital Amount or the Supporting Stockholder CVR Asset Pool Invested Amount, as applicable, on the funding date of such distribution, payment or loan, (ii) any reduction in the DIP Financing Invested Capital Amount or the Supporting Stockholder CVR Asset Pool Invested Amount in connection with a Monetization Event shall be deemed to have occurred on the date of the Monetization Event and (iii) no amount shall be distributable with respect to the sale of a Hotel Property as described in clause (iii) of the definition of Monetization Event prior to the Final Payment Date Distribution, but the Net Proceeds from CVR Asset Pool from any such Monetization Event shall be taken into account in determining the Total Distributable Amount in respect of the Final Payment Date Distribution in accordance with Section 2.4(b)(ii)(A)(1).

(j)            For illustrative purposes only, an example of a calculation of the Total Distributable Amount in accordance with Section 2.4(g) is set forth on Schedule III attached hereto together with a spreadsheet supporting such calculation.

(k)           For the avoidance of doubt and notwithstanding anything to the contrary contained in this Agreement; (i) no Holder shall be entitled to any distribution in excess of its Pro Rata Payment Amount; (ii) the amount by which (A) the amount that would otherwise be distributable to the Holders pursuant to Section 2.4(g) exceeds (B) the aggregate of all of the Pro Rata Payment Amounts with respect to the applicable Distribution Triggering Monetization Event, Final Payment Date Distribution or Holdback Payment Distribution shall, in each case, be for the Company’s account, with such excess amount to be used in the Company’s sole discretion and without limitation or further obligation to any Holder or otherwise under this Agreement (including any obligation to take such excess into account in the calculation of any Total Distributable Amount with respect to a future Distribution Triggering Monetization Event, Final Payment Date Distribution or Holdback Payment Distribution); and (iii) the amount required to be deposited with the CVR Agent pursuant to Section 2.5 with respect to the Total Distributable Amount shall be the aggregate of the Pro Rata Payment Amounts that are actually distributable to the Holders.

Section 2.5.           Payment Procedures.

(a)           If a Distribution Triggering Monetization Event occurs, then no later than the later of (i) the date upon which the financial information with respect to the CVR Asset Pool for the calendar quarter immediately preceding the calendar quarter in which such Distribution Triggering Monetization Event occurs is required to be provided to the CVR Agent pursuant to Section 4.3(a) and (ii) the date that is thirty (30) days following such Distribution Triggering Monetization Event, the Company shall deliver to the CVR Agent and the CVR Agent shall, pursuant to the confidential, password-protected website that shall be established and administered by the CVR Agent pursuant to Section 4.3(b) make available a certificate with the calculation of Adjusted EBITDA for the Measurement Period for all Hotel Properties in the CVR Asset Pool individually and in the aggregate, and individually for any Hotel Property that was sold prior to such Distribution Triggering Monetization Event in a sale that qualified or did not qualify as a Qualifying CVR Asset Pool Sale, the corresponding Adjusted EBITDA Threshold for each such Hotel Property, and the Company’s calculation of the Net Proceeds from CVR Asset Pool, the Total CVR Pool Amount (if different from the Net Proceeds from CVR Asset Pool) and the Total Distributable Amount with respect to such Distribution Triggering Monetization Event (the “Calculation Certificate”), which such Calculation Certificate and the information contained therein shall be deemed to be Confidential Information pursuant to this Agreement and subject to the terms and provisions of Section 4.3(b) hereof. The Company shall Make Available notice of the fact that such Calculation Certificate has been made available on such confidential website. If such Distribution Triggering Monetization Event is the consummation of the direct or indirect sale of All or Substantially All of the Assets and not all of the assets included in the CVR Asset Pool have been sold or the consideration payable in such Distribution Triggering Monetization Event could result in all or any portion of a Holdback Amount becoming payable in accordance with Section 2.4(d)(iii), the Calculation Certificate shall also so indicate and state that the Holders may be entitled to receive an additional cash payment with respect to the remaining assets in the CVR Asset Pool that were not sold in such Distribution Triggering Monetization Event or the Holdback Amount. If an Independent Valuer is appointed pursuant to Section 2.4(e), then on or prior to the twenty-fifth (25th) Business Day prior to the Final Payment Date, the Company will deliver a Calculation Certificate (which Calculation Certificate shall also include the Value calculated in accordance with Section 2.4(b)(ii)(B) and information regarding any elections made by the Company pursuant to Section 2.4(d)(vi)) to the CVR Agent and make available such Calculation Certificate in accordance with the first sentence of this Section 2.5(a).

(b)            Subject to Section 2.5(d), during the twenty (20) Business Day period after the Calculation Certificate is made available to Holders in accordance with Section 2.5(a) (the “Objection Period”), the Majority of Holders may send a notice duly and validly executed by such Holders (the “Notice of Objection”) to the CVR Agent and the Company detailing their objection to any calculation of a Total Distributable Amount hereunder as set forth in the Calculation Certificate by providing a reasonable, good faith basis for their objection; provided however such objection may not relate to any item determined by the Independent Valuer or Independent Investment Banker. Following the receipt of a Notice of Objection, the Company shall permit, and shall cause its Subsidiaries to permit, the Independent Accountant to have access to the records of the Company or its Subsidiaries as may be reasonably necessary to investigate the basis for the Notice of Objection. Any dispute arising from a Notice of Objection will be resolved by the Independent Accountant in accordance with the procedure set forth in Section 2.6, which decision will be final, conclusive and binding on the parties hereto and every Holder (absent manifest error). If a Notice of Objection has not been delivered to the Company within the Objection Period, then the Company’s calculations in the Calculation Certificate will be final, conclusive and binding on the parties hereto and every Holder for all purposes of this Agreement.

(c)            If, following the delivery of a Calculation Certificate and the Objection Period or, if applicable, completion of the procedure set forth in Section 2.6(a) with respect to a Distribution Triggering Monetization Event or the Final Payment Date Distribution (with respect to which an Independent Valuer has been appointed pursuant to Section 2.4(e)) for which a Notice of Objection has been duly and validly executed by the Majority of Holders and timely delivered to the CVR Agent, there is a Total Distributable Amount distributable to the Holders with respect to such Distribution Triggering Monetization Event or Final Payment Date Distribution, the Company will deposit with the CVR Agent cash in an amount equal to the Total Distributable Amount with respect to such Distribution Triggering Monetization Event or Final Payment Date. On the date (a “CVR Payment Date”) that is not more than five (5) Business Days after receipt of such Total Distributable Amount (and which shall, if with respect to a distribution with respect to the Final Payment Date, be the Final Payment Date), the CVR Agent will then pay to each Holder an amount equal to such Holder’s Pro Rata Payment Amount with respect to such Total Distributable Amount by check mailed to the address of each such respective Holder as reflected in the CVR Register, or, if agreed to by the Company with respect to any Holder who has provided the CVR Agent with wire transfer instructions meeting the CVR Agent’s requirements, by wire transfer of immediately available funds to such account.

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(d)            If a Final Payment Date Distribution is payable to the Holders on the Final Payment Date pursuant to Section 2.4(g) and no Independent Valuer has been appointed pursuant to Section 2.4(e), the Company will, on the fifth (5th) Business Day prior to the Final Payment Date, deposit with the CVR Agent cash in an amount equal to the Total Distributable Amount to be distributed on the Final Payment Date. Holders shall have no right to object to the calculation of this amount pursuant to Section 2.5(b) or otherwise. On the Final Payment Date, the CVR Agent will then pay to each Holder an amount equal to such Holder’s Pro Rata Payment Amount with respect to such Total Distributable Amount either by check mailed to the address of each such respective Holder as reflected in the CVR Register, or, if agreed to by the Company, with respect to any Holder who has provided the CVR Agent with wire transfer instructions meeting the CVR Agent’s requirements, by wire transfer of immediately available funds to such account.

(e)            If a Holdback Payment Distribution is payable to the Holders at any time pursuant to Section 2.4(d)(vi)(B) and all of the consideration received in respect of the applicable Holdback Amount was cash, the Company will, within ten (10) Business Days after receipt of the cash consideration in respect of the applicable Holdback Amount, deposit with the CVR Agent cash in an amount equal to the Total Distributable Amount with respect to such Holdback Payment Distribution. If a Holdback Payment Distribution is payable to the Holders at any time pursuant to Section 2.4(d)(vi)(B) and some or all of the consideration received in respect of the applicable Holdback Amount was non-cash consideration, the Company will, within ten (10) Business Days after the final determination by the Independent Investment Banker of the Value of such non-cash consideration portion of the Holdback Amount in accordance with Section 2.4(f)(ii), deposit with the CVR Agent cash in an amount equal to the Total Distributable Amount with respect to such Holdback Payment Distribution. In the case of either of the preceding two sentences of this Section 2.5(e), on the date (a “Holdback Payment Distribution Payment Date”) that is not more than five (5) Business Days after receipt of such Total Distributable Amount, the CVR Agent will then pay to each Holder an amount equal to such Holder’s Pro Rata Payment Amount with respect to such Total Distributable Amount in respect of such Holdback Payment Distribution by check mailed to the address of each such respective Holder as reflected in the CVR Register, or, if agreed to by the Company with respect to any Holder who has provided the CVR Agent with wire transfer instructions meeting the CVR Agent’s requirements, by wire transfer of immediately available funds to such account.

(f)            The Company and the CVR Agent will be entitled to deduct and withhold, or cause to be deducted or withheld, from the Total Distributable Amount or any other amount payable to the Holders pursuant to this Agreement, such amount as the Company or the CVR Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or non-U.S. Tax law. The Holders will deliver to the Company and/or the CVR Agent, as applicable, at the time or times reasonably requested by the Company and/or the CVR Agent, as applicable, such properly completed and executed documentation reasonably requested by the Company and/or the CVR Agent, as applicable, as will permit the Company and/or the CVR Agent to determine the appropriate amount of withholding. To the extent that amounts are so withheld are paid over to or deposited with the relevant Governmental Entity, withheld amounts will be treated for all purposes of this Agreement as having been paid to a Holder in respect of which such deduction and withholding was made.

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(g)            The CVR Agent shall have no duty or obligation to calculate, verify or confirm the accuracy, validity or sufficiency of any Total Distributable Amount or any other amount under this Agreement.

(h)            The Company’s and CVR Agent’s obligation to pay any Total Distributable Amount shall be conditioned on no court or other Governmental Entity of competent jurisdiction having enacted, issued, promulgated, enforced or entered any judgment, injunction or order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits or imposes any penalty upon the payment of any Total Distributable Amount and the payments being otherwise lawful.

(i)             If the Company requests in writing to the CVR Agent, any funds comprising the cash deposited with the CVR Agent under Section 2.5(c), Section 2.5(d) or Section 2.5(e) that remain undistributed to the Holders twelve (12) months after a CVR Payment Date, the Final Payment Date or a Holdback Payment Distribution Payment Date, as applicable, shall be delivered to the Company by the CVR Agent and any Holders who have not theretofore received payment in respect of such Contingent Value Rights shall thereafter look only to the Company for payment of such amounts, subject to any applicable escheatment laws in effect from time to time. Upon delivery of such funds to the Company, the escheatment obligations of the CVR Agent with respect to such funds shall terminate. Notwithstanding any other provisions of this Agreement, any portion of the funds provided by or on behalf of the Company to the CVR Agent that remains unclaimed one hundred and eighty (180) days after termination of this Agreement in accordance with Section 7.7 (or such earlier date immediately prior to such time as such amounts would otherwise escheat to, or become property of, any Governmental Entity) shall, to the extent permitted by law, become the property of the Company, free and clear of any claims or interest of any person previously entitled thereto, subject to any applicable escheatment laws in effect from time to time.

(j)             All funds received by Computershare under this Agreement that are to be distributed or applied by Computershare in the performance of services hereunder shall be held by Computershare as agent for the Company and deposited in one or more bank accounts to be maintained by Computershare in its name as agent for the Company, and such funds shall be free of any claims by the Company other than reversionary rights and as set forth in Section 2.5(i), and separate from any potential bankruptcy estate of the Company. Computershare shall have no responsibility or liability for any diminution of the funds that may result from any deposit made by Computershare in accordance with this paragraph, including any losses resulting from a default by any bank, financial institution or other third party, except as a result of Computershare’s willful misconduct, fraud, bad faith or gross negligence (each as determined by a final, non-appealable judgment of a court of competent jurisdiction). Computershare may from time to time receive interest, dividends or other earnings in connection with such deposits. Computershare shall not be obligated to pay such interest, dividends or earnings to the Company, any Holder or any other party. Notwithstanding anything to the contrary herein, Company shall be responsible for providing Computershare with sufficient funds to satisfy its payment obligations to the Holders.

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Section 2.6.            Review of the Independent Accountant.

(a)            Any dispute arising from the delivery of a Notice of Objection pursuant to Section 2.5(b) will be settled by the Independent Accountant, who will act as an expert, and not as an arbitrator. The Company will engage the Independent Accountant and will reasonably cooperate with the Independent Accountant, including providing the Independent Accountant reasonable access during normal business hours and on reasonable advance notice to relevant personnel, properties, and books and records of the Company. The Independent Accountant will limit its review and determination to the items set forth in the Notice of Objection and to no other matters, and will deliver a written report containing its calculations of each such disputed item. The final determination of the Independent Accountant will be made in strict accordance with the terms of this Agreement. The Independent Accountant will render its written report resolving such items in dispute as soon as possible after completion of written submissions to the Independent Accountant. The Independent Accountant will determine the items in dispute solely based on the Notice of Objection and the written submissions made by the Company and not by independent review and the Independent Accountant will not be permitted to question any judgment or assumption made by the Company in determining the Total Distributable Amount in any case where a judgment or assumption is required in the calculation of the Total Distributable Amount. The costs and expenses billed by the Independent Accountant in connection with the performance of its duties described herein shall be allocated, on the one hand, to the Company (and shall not reduce the Total CVR Pool Amount) and, on the other hand, to the Holders (and shall be treated as CVR Distribution Expenses, and shall reduce the Total CVR Pool Amount), in each case, on a pro rata basis based upon the degree to which the Independent Accountant has accepted the respective positions of the Company, on the one hand, and the Holders (as set forth in the Notice of Objection), on the other hand, and such allocation shall be determined by the Independent Accountant and set forth in its final report. The Company and each Holder will be responsible for its own attorney fees, expenses and costs. The decision of the Independent Accountant will be final, conclusive and binding (absent manifest error) on the parties hereto and each of the Holders.

(b)            The sole and exclusive remedy or recourse for any Holder under this Agreement relating to the Calculation Certificate delivered by the Company and the determination as to whether a distribution is required to be made under this Agreement shall be to, subject to Section 2.5(d), submit a Notice of Objection and trigger the review by the Independent Accountant pursuant to this Section 2.6.

Section 2.7.            Maturity Date Extension. If the Board of Directors, in its sole discretion, determines that the Company shall exercise its right to extend the Maturity Date pursuant to this Section 2.7, the Company shall exercise such right by delivering a written notice to the CVR Agent no later than ten (10) days prior to the Initial Maturity Date stating that the Board of Directors has determined to extend the Maturity Date to the Extended Maturity Date. The Company shall Make Available such notice to the Holders; provided that any failure so to notify the Holders shall not affect the validity of such extension (it being understood that any failure so to notify the Holders shall not excuse the CVR Agent from its obligations under this Section 2.7).

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Section 2.8.            No Voting, Dividends or Interest; No Equity or Ownership Interest in the Company; No Fiduciary Duties.

(a)            The Contingent Value Rights shall not have any voting or dividend rights, and interest shall not accrue on any amounts payable regarding any Contingent Value Rights to any Holder.

(b)            The Contingent Value Rights shall not represent any equity, stock or other ownership interest in the Company, any Subsidiary or any Affiliate of the Company or any other Person.

(c)            Neither the Company, nor any of its Subsidiaries (including the CVR Holding Company), nor any of their respective officers or directors owe fiduciary duties of any kind to the Holders.

Section 2.9.            Ability to Abandon the Contingent Value Right. The Holder of a Contingent Value Right may at any time, at such Holder’s option, abandon all of such Holder’s remaining rights in a Contingent Value Right by delivering to the CVR Agent a notice of abandonment relinquishing such Contingent Value Right to the Company without consideration therefor, in which case such Contingent Value Right shall be deemed canceled and no longer outstanding, and the CVR Agent shall amend the CVR Register accordingly and notify the Company in writing.

Article 3
THE CVR AGENT

Section 3.1.            Certain Duties and Responsibilities. The CVR Agent shall not have any liability for any actions taken, suffered or omitted to be taken in connection with this Agreement, except to the extent of its willful misconduct, fraud, , bad faith or gross negligence (each as determined by a final, non-appealable judgment of a court of competent jurisdiction). Anything to the contrary notwithstanding, in no event shall any Person be liable for any special, punitive, indirect, consequential or incidental loss or damage of any kind whatsoever (including but not limited to lost profits) arising out of any act or failure to act hereunder. The aggregate liability of the CVR Agent with respect to, arising from, or arising in connection with this Agreement, or from all services provided or omitted to be provided under this Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed, the amounts paid hereunder by the Company to the CVR Agent as fees, but not including reimbursable expenses, during the twelve (12) months immediately preceding the event for which recovery from the CVR Agent is being sought. No provision of this Agreement shall require the CVR Agent to expend or risk its own funds, take any action that it reasonably believes would expose or subject it to expense or liability, or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers. The Company’s obligations under this Section 3.1 and Section 3.2 shall survive the resignation or removal of any CVR Agent, the expiration of the CVRs and the termination of this Agreement.

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Section 3.2.            Certain Rights of CVR Agent. The CVR Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied duties, covenants or obligations shall be read into this Agreement against the CVR Agent. In addition:

(a)            the CVR Agent may rely on and shall be protected and shall incur no liability for or in respect of any action taken, suffered or omitted to taken by it in reliance upon any resolution, certificate, statement, instrument, opinion, report, notice, request, instruction, direction, consent, order or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties;

(b)            the CVR Agent may perform any and all of its duties (i) itself (through its directors, officers, or employees) or (ii) through its agents, representatives, attorneys, custodians and/or nominees and the CVR Agent shall not be answerable or accountable for any act, default, neglect or misconduct of any such agents, representatives, attorneys, custodians and/or nominees, absent their gross negligence, bad faith or willful or intentional misconduct (each as determined by a final non-appealable judgment of a court of competent jurisdiction) in the selection and continued employment thereof;

(c)            the permissive rights of the CVR Agent to do things enumerated in this Agreement shall not be construed as a duty;

(d)            the CVR Agent shall not be required to give any note or surety in respect of the execution of such powers or otherwise in respect of the premises;

(e)            the Company agrees to indemnify, defend, protect, save and keep harmless the CVR Agent and its affiliates and their respective successors, assigns, directors, officers, managers, employees, agents, attorneys, accountants and experts (collectively, the “Indemnitees”), against any and all loss, liability, obligation, damage, fine, settlement, penalty, action, judgment, suit, cost, disbursement, proceeding, investigation, claim, demand or out-of-pocket expense of any kind or nature whatsoever (including the reasonable and documented, out-of-pocket fees and expenses of legal counsel and the reasonable and documented, out-of-pocket costs and expenses of defending the Indemnitee against any claim of liability arising therefrom) (collectively, “Losses”) that may be imposed on, incurred by, or asserted against any Indemnitee, at any time, and in any way relating to, arising out of or in connection with the execution, delivery or performance of this Agreement, the enforcement of any rights or remedies in connection with this Agreement, and the payment, transfer or other application of funds pursuant to this Agreement, or as may arise by reason of any act, omission or error of the Indemnitee; provided, however, that no Indemnitee shall be entitled to be so indemnified, defended, protected, saved or kept harmless to the extent such Loss was caused by the willful misconduct, fraud, bad faith or gross negligence of any Indemnitee (each as determined by a final, non-appealable judgment of a court of competent jurisdiction);

(f)            in addition to the indemnification provided under Section 3.2(e), the Company agrees (i) to pay the fees of the CVR Agent in connection with the CVR Agent’s performance of its obligations hereunder, as set forth on a mutually agreed upon fee schedule executed by the Company and the CVR Agent on or prior to the date hereof (the “CVR Agent Fees”), and (ii) to reimburse the CVR Agent within ten (10) days after written demand for all reasonable and documented, out-of-pocket expenses and other disbursements incurred in the preparation, delivery, negotiation, amendment, administration and execution of this Agreement and the exercise and performance of its duties hereunder, including all Taxes (other than income, receipt, franchise or similar Taxes) and charges;

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(g)            in the event the CVR Agent reasonably believes any ambiguity or uncertainty exists hereunder or in any notice, instruction, direction, request or other communication, paper or document received by the CVR Agent hereunder, the CVR Agent may, in its sole discretion, refrain from taking any action, and shall be fully protected and shall not be liable in any way to the Company or other Person or entity for refraining from taking such action, unless the CVR Agent receives written instructions signed by the Company which eliminate such ambiguity or uncertainty to the reasonable satisfaction of the CVR Agent;

(h)            nothing herein shall preclude the CVR Agent from acting in any other capacity for the Company or for any other Person;

(i)            the CVR Agent shall not incur any liability for not performing any act, duty, obligation or responsibility by reason of any occurrence beyond the control of the CVR Agent (including any act or provision of any present or future law or regulation or governmental authority, any act of God, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems or failure of any means of communication, labor difficulties, war, civil disorder or epidemic or pandemic); provided, that the CVR Agent shall (i) use its commercially reasonable efforts to end or mitigate the effects of any such occurrence and (ii) resume the performance of its obligations as soon as reasonably practicable after the end of such occurrence;

(j)            whenever the CVR Agent shall deem it necessary or desirable that a fact or matter be proved or established prior to taking, suffering or omitting any action hereunder (including the identity of a Holder), the CVR Agent may rely upon an Officer’s Certificate, and such Officer’s Certificate shall be full and complete authorization and protection to the CVR Agent. The CVR Agent shall incur no liability for or in respect of any action taken, suffered or omitted by it absent willful misconduct, fraud, bad faith or gross negligence (each as determined by a final, non-appealable judgment of a court of competent jurisdiction) under the provisions of this Agreement in reliance on such Officer’s Certificate. The CVR Agent is hereby authorized and directed to accept instructions with respect to the performance of its duties and obligations hereunder from the chief executive officer, president, chief financial officer, any vice president, the controller, the treasurer or the secretary of the Company, and to apply to such officer for advice or instructions in connection with its duties, and it shall not be liable and shall be indemnified for any action taken or suffered to be taken by it in accordance with instructions from such officer. The CVR Agent shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Company;

(k)            the CVR Agent shall not be subject to, nor be required to comply with, or determine if any person or entity has complied with, the Plan Documents (other than this Agreement) or any other agreement between or among the parties hereto, even though reference thereto may be made in this Agreement, or to comply with any notice, instruction, direction, request or other communication, paper or document other than as expressly set forth in this Agreement; and

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(l)             the Company agrees that it shall perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged or delivered all such further and other acts, instruments and assurances as may reasonably be required by the CVR Agent for the carrying out or performing by the CVR Agent of the provisions of this Agreement.

Section 3.3.            Resignation and Removal; Appointment of Successor.

(a)            The CVR Agent may resign and be discharged from its duties under this Agreement at any time by giving written notice thereof to the Company specifying a date when such resignation shall take effect, which notice shall be sent at least thirty (30) days prior to the date so specified, and such resignation shall take effect on such specified date.

(b)            The Company shall have the right to remove the CVR Agent at any time for any reason or no reason upon at least thirty (30) days’ notice, specifying a date when such removal shall take effect.

(c)            If the CVR Agent shall resign, be removed, or become incapable of acting, the Company shall promptly (and in any event within thirty (30) days after giving notice of the CVR Agent’s removal or after it has been notified of the CVR Agent’s resignation) appoint a qualified successor CVR Agent. The predecessor CVR Agent shall deliver any funds held in connection with this Agreement to any such successor CVR Agent at or prior to the effectiveness of the predecessor CVR Agent’s resignation or removal. The successor CVR Agent so appointed shall, forthwith upon its acceptance of such appointment in accordance with this Section 3.3(c), Section 3.3(e) and Section 3.4, become the successor CVR Agent.

(d)            The Company, or at the Company’s request the successor CVR Agent, shall give notice of each resignation and each removal of the CVR Agent and each appointment of such successor CVR Agent by Making Available notice of such event to the Holders. Failure to Make Available any such notice to the Holders, however, or any defect therein, shall not affect the legality or validity of the resignation or removal of the CVR Agent or the appointment of a successor CVR Agent, as the case may be.

(e)            Any such successor to the CVR Agent shall agree to be bound by the terms of this Agreement and shall become the CVR Agent hereunder. The CVR Agent shall deliver all of the relevant books and records to the successor CVR Agent.

Section 3.4.            Acceptance of Appointment by Successor. Every successor CVR Agent appointed hereunder shall execute, acknowledge and deliver to the Company and to the retiring CVR Agent an instrument accepting such appointment and a counterpart of this Agreement, and the retiring CVR Agent shall execute and deliver such documentation in connection therewith as the Company may reasonably request, and thereupon such successor CVR Agent, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the retiring CVR Agent.

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Article 4
OTHER COVENANTS

Section 4.1.            Certain Transactions.

(a)            The Company shall not cause or permit the CVR Holding Company and its Subsidiaries to enter into or engage in any transactions with an Affiliate or a Related Party except for transactions entered into on an arm’s-length basis on terms that are no less favorable to the Company or the applicable Subsidiary thereof than those that can be obtained from an unaffiliated third party.

(b)            The Company shall not, and it shall not cause or permit its Subsidiaries to, enter into or engage in any transactions with an Affiliate or a Related Party (i) with respect to the sale or other disposition of a Hotel Property, (ii) that is a Change-of-Control Monetization Event (except for a reorganization, restructuring or similar transaction that is (x) not treated as a liquidity event for the Supporting Stockholder or its Affiliates that are shareholders of the Company participating in such transaction (as determined in good faith by the Supporting Stockholder) and (y) approved by the Independent Director(s) or, if there are more than two Independent Directors, a majority of the Independent Directors (which approval may be given at any meeting of the Board of Directors or any committee thereof or pursuant to any action taken by written or electronic consent by the Board of Directors or any committee thereof)) or (iii) that relates to fees, reimbursements, costs or expenses the payment of which may be funded out of Permitted Distributions, except, in each case, for transactions entered into on an arm’s-length basis on terms that are no less favorable to the Company or the applicable Subsidiary thereof than those that can be obtained from an unaffiliated third party.

Section 4.2.            Certain Actions.

(a)            The Company shall not, and shall not cause or permit the CVR Holding Company and its Subsidiaries to, amend their respective charter, bylaws, limited liability company agreement, shareholders agreement, or other constitutive document, other than the adoption of any amendment or articles supplementary with respect to a class of preferred stock and preferred units by the Company and the CVR Holding Company intended to enable the Company to satisfy the closely held requirements applicable to real estate investment trusts under Section 856(a)(6) of the Code, or enter into or undergo any consolidation, merger, reorganization, transfer of assets, dissolution, issue or sale of securities or take any other voluntary action, which, (i) in the case of each of the foregoing, is for the primary purpose of causing the requirements for payment of the Contingent Value Rights not to be satisfied, or (ii) with respect to amendments to the Company’s charter, amends Section 7.1(b) or Section 7.2 of the Company’s charter.

(b)            Without the prior approval of the Independent Director(s) or if there are more than two Independent Directors, a majority of the Independent Directors (which approval may be given at any meeting of the Board of Directors or any committee thereof or pursuant to any action taken by written or electronic consent by the Board of Directors or any committee thereof), the Company shall not, and shall not cause or permit the CVR Holding Company and its Subsidiaries to take any action or enter into any agreement that is disproportionately adverse to the economic interests of the Holders as compared to the economic interests of the shareholders of the Company.

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(c)            The Company agrees that at least one member of the Board of Directors must be an Independent Director, except for a period of up to sixty (60) days after the death, removal or resignation of any director, pending the election or appointment of such director’s successor.

(d)            For the avoidance of doubt, any decision by the Board of Directors to extend or not to extend the Maturity Date pursuant to Section 2.7 or any amendment of this Agreement pursuant to Section 5.1(a)(v) shall not be deemed to be (i) for the primary purpose of causing the requirements for payment of the Contingent Value Rights not to be satisfied, or (ii) disproportionately adverse to the economic interests of the Holders as compared to the economic interests of the shareholders of the Company.

Section 4.3.            Reporting; Confidentiality.

(a)            The Company shall provide periodic reporting during the term of this Agreement with respect to the CVR Asset Pool to the CVR Agent (for the benefit of, and distribution to, the Holders pursuant to Section 4.3(b)) as follows:

(i)            Annually, within ninety (90) days following the end of each calendar year, a consolidated balance sheet of the CVR Holding Company as of the end of such calendar year, together with related consolidated statements of income and cash flow for such calendar year, all in reasonable detail and, beginning with financial information for the year ending December 31, 2022, stating in comparative form the respective figures for the corresponding date and period in the prior calendar year and all prepared in accordance with GAAP; provided, however, if such financial information has been audited by an independent certified public accountant acceptable to the Board of Directors, and has been prepared and is available in a form that, in the Company’s sole discretion, is appropriate to be provided to Holders pursuant to this Section 4.3, such financial information, in the form provided to the CVR Agent, shall be audited; provided, further, that if such financial information is not provided to the CVR Agent audited pursuant to the preceding proviso, such financial information shall be unaudited and shall be accompanied by an Officer’s Certificate by the chief financial officer of the Company on behalf of the Company (which certificate shall state that it is being delivered in such person’s capacity as an officer and not in such person’s individual capacity and that such person shall have no personal liability) certifying to the Holders that such financial information is unaudited but fairly presents, in all material respects, the financial condition and results of operations of the CVR Asset Pool on a combined basis for the applicable periods in conformity with GAAP; and

(ii)           Quarterly, within forty-five (45) days following the end of the first, second and third calendar quarter of each fiscal year, an unaudited consolidated balance sheet of the CVR Holding Company as of the end of such calendar quarter, together with related statements of income and cash flow for such calendar quarter, all in reasonable detail and stating in comparative form the respective figures for the corresponding date and period in the prior comparative period, all prepared in accordance with GAAP.

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(b)            The CVR Agent shall, pursuant to a confidential, password-protected website that shall be established and administered by the CVR Agent, make the information furnished by the Company pursuant to Section 4.3(a) available to each Holder that agrees, as a condition to receiving a password to access such website, that:

(i)            Any financial information furnished by the Company pursuant to Section 4.3(a) and the password or other information that could be used to access the website contemplated by this Section 4.3(b), and all analyses, compilations, data, studies, notes, interpretations, memoranda or other documents prepared by the Holder or any of its respective representatives containing or based in whole or in part on any such furnished information (“Confidential Information”) may not be divulged or communicated to any Person, or, other than to evaluate such Holder’s interest in the Contingent Value Rights, used for any purpose, in whole or in part, without the prior written consent of the Company; provided that notwithstanding the foregoing, information shall not be Confidential Information and subject to the restrictions set forth in this Section 4.3(b) if such information (1) was, is or becomes generally available to the public other than as a result of the Holder’s or one of its representatives’ material breach of this Agreement; (2) was, is or becomes available to a Holder or its representatives on a non-confidential basis from a source that was not known by the Holder or its representatives to be bound by a confidentiality agreement with respect to such information or otherwise prohibited from furnishing or making available the information to the Holder or such Holder’s representatives by a contractual, legal or fiduciary obligation; or (3) was, is or becomes independently developed by the Holder or its representatives without directly using any Confidential Information; provided further that (A) subject to Section 4.3(b)(ii), Confidential Information may be disclosed if legally compelled (including by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process), or in response to a request from a regulatory or self-regulatory or supervisory authority having or asserting jurisdiction over the applicable Holder (collectively, “Compelled”), and (B) each Holder may disclose Confidential Information to its officers, employees, agents, accountants, attorneys, and advisors but such Holder shall be responsible for any breach of the agreement set forth in this Section 4.3(b) by any such officer, employee, agent, accountant, attorney, or advisor as if such Persons were subject thereto.

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(ii)           If any Holder or representative thereof becomes Compelled to disclose any of the Confidential Information, such Holder shall, to the extent legally permitted, provide the Company with reasonably prompt and, if possible, prior written notice of such requirement to disclose such Confidential Information. Upon receipt of such notice, the Company may seek a protective order or other appropriate remedy at its sole expense. If such protective order or other remedy is not obtained, such Holder and its representatives shall disclose only that portion of the Confidential Information which is legally required to be disclosed (as determined in good faith by counsel to such Holder) and shall, at the request and sole expense of the Company, take all reasonable steps to preserve the confidentiality of the Confidential Information. In addition, neither such Holder nor any of its representatives will oppose any judicial, administrative, arbitral or other legal action, suit, hearing, inquiry, order, audit, arbitration, mediation, claim, investigation or other proceeding (whether federal, state, local or foreign or public or private) by the Company to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information and such Holder and its representatives will, if and to the extent requested by the Company and legally permissible to do so, cooperate with and assist the Company, at the Company’s expense and on a reasonable basis, in connection therewith.

(iii)          Each Holder hereby agrees (on behalf of itself and its representatives) that money damages would not be a sufficient remedy for any breach of its obligations contemplated by this Section 4.3(b), and that in addition to all other remedies, the Company shall be entitled to injunctive or other equitable relief as a remedy for any such breach to the extent provided by law. Each Holder hereby agrees (on behalf of itself and its representatives) to waive any requirement for the securing or posting of any bond in connection with such remedy.

(iv)          Unless extended in writing by mutual agreement of the parties, the obligations under this Section 4.3(b) shall terminate upon the second anniversary of the Final Payment Date, without any further action by any party.

(c)            The Company shall Make Available to the Holders, within ninety (90) days after the end of each calendar year beginning with the calendar year ending December 31, 2021, an Officer’s Certificate on behalf of the Company (which certificate shall state that it is being delivered in such person’s capacity as an officer and not in such person’s individual capacity and that such person shall have no personal liability) stating that to the Company’s knowledge, each entity has kept, observed, performed and fulfilled the covenants and agreements contained in this Agreement in all material respects and is not in default in the performance or observance in any material respect of the terms, provisions and conditions of this Agreement (or, if a default shall have occurred, describing all such defaults of which he or she may have knowledge) and what action the Company is taking or proposes to take with respect thereto).

Section 4.4.            Payment to Holders by the CVR Agent. Upon receipt by the CVR Agent of any amount paid to it pursuant to Section 2.5(c), Section 2.5(d) or Section 2.5(e), as applicable, for payment to the Holders in accordance with the terms of this Agreement, the CVR Agent shall promptly pay such amounts to the Holders in the manner provided for in Section 2.5 and in accordance with the terms of this Agreement. The CVR Agent shall have no liability of any kind, and shall not be obligated to make any payments, unless and until it receives an amount paid to it pursuant to Section 2.5(c), Section 2.5(d) or Section 2.5(e), as applicable.

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Section 4.5.            Assignment. Except for assignments occurring through operation of law, neither the Company nor the CVR Agent shall, in whole or in part, assign any of its rights or obligations under this Agreement; provided that the Company may assign any of its obligations hereunder to an Affiliate of the Company as long as the Company causes such Affiliate to perform the Company’s obligations hereunder and remains responsible for any breach of this Agreement by such Affiliate. In the event an assignment by the Company to an Affiliate pursuant to the preceding sentence occurs, the Company shall deliver to the CVR Agent an Officer’s Certificate stating that such assignment complies with this Section 4.5. Any Person into which the CVR Agent or any successor CVR Agent may be merged or with which it may be consolidated, or any Person to which the CVR Agent shall sell all or substantially all of its assets, or any Person resulting from any merger or consolidation to which the CVR Agent or any successor CVR Agent shall be a party, or any Person succeeding to the corporate trust, stock transfer or other shareholder services business of the CVR Agent or any successor CVR Agent, shall be the successor to the CVR Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto, but only if such Person would be eligible for appointment as a successor CVR Agent under the provisions of Section 3.4 hereof. Without limiting the generality of the foregoing, the CVR Agent agrees to use reasonable best efforts to provide the Company with written notice of any such event. No Holder shall, in whole or in part, assign any of its rights or obligations under this Agreement except in accordance with a Permitted Transfer in accordance with Section 2.3(b)-(c). Any purported assignment that is not permitted by this Section 4.3 shall be null and void and of no effect.

Section 4.6.            No Obligation to Pursue or Consummate Monetization Event. Notwithstanding anything in this Agreement to the contrary, none of the Company, the CVR Holding Company or any of their Subsidiaries or Affiliates (including the Supporting Stockholder or any of its Affiliates) shall be in any way obligated or required to pursue, discuss, negotiate or consummate any Monetization Event or any transactions or series of transactions that is intended to or likely to lead to a Monetization Event.

Article 5
AMENDMENTS

Section 5.1.            Amendments Without Consent of Holders.

(a)            Without the consent of any Holders, the Company and the CVR Agent, at any time and from time to time, may enter into one or more amendments hereto, for any of the following purposes:

(i)            to evidence the succession of another Person to the Company and the assumption of any such successor of the rights and obligations of the Company herein if such succession and assumption is in accordance with the terms of this Agreement;

(ii)           to evidence the succession of another Person selected in accordance with the terms hereof as a successor CVR Agent and the assumption by any successor of the covenants and obligations of the CVR Agent herein if such succession and assumption is in accordance with the terms of this Agreement;

(iii)          to add to the covenants of the Company such further covenants, restrictions, conditions or provisions as the Company and the CVR Agent shall consider to be for the protection of the Holders; provided that in each case, such provisions shall not adversely affect the interests of the Holders in any material respect;

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(iv)          to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement; provided that in each case, such provisions shall not adversely affect the interests of the Holders in any material respect; or

(v)           as necessary to ensure that the Contingent Value Rights are not subject to registration under the Securities Act or result in the Company or the Contingent Value Rights being required to register under the Exchange Act or any other applicable law.

(b)            Promptly after the execution by the Company and the CVR Agent of any amendment pursuant to the provisions of this Section 5.1, the Company shall prepare and Make Available a notice thereof to the Holders setting forth in general terms the substance of such amendment; provided that any failure so to notify the Holders shall not affect the validity of such amendment (it being understood that any failure so to notify the Holders shall not excuse the CVR Agent from its obligations under Section 5.3).

Section 5.2.            Amendments with Consent of Holders.

(a)            Subject to Section 5.1 (which amendments pursuant to Section 5.1 may be made without the consent of the Holders), with the consent of the Majority of Holders, the Company and the CVR Agent may enter into one or more amendments hereto to add, eliminate or change any provisions of this Agreement, even if such addition, elimination or change is in any way adverse to the interests of the Holders. It shall not be necessary for any written consent of the Majority of Holders under this Section 5.2(a) to approve the particular form of any proposed amendment, but shall be sufficient if such written consent approves the substance thereof.

(b)            Promptly after the execution by the Company and the CVR Agent of any amendment pursuant to the provisions of this Section 5.2, the Company shall Make Available a notice thereof to the Holders, setting forth in general terms the substance of such amendment; provided, that any failure so to notify the Holders shall not affect the validity of such amendment (it being understood that any failure so to notify the Holders shall not excuse the CVR Agent from its obligations under Section 5.3).

Section 5.3.            Execution of Amendments. Prior to executing any amendment permitted by this Article 5, the CVR Agent shall be entitled to receive, and shall be fully protected in and shall incur no liability for relying upon, an Officer’s Certificate stating that the execution of such amendment is authorized or permitted by this Agreement. The CVR Agent shall execute any amendment authorized pursuant to this Article 5 if the amendment does not materially and adversely affect the CVR Agent’s own rights or duties under this Agreement or otherwise. Otherwise, the CVR Agent may, but need not, execute such amendment. No amendment to this Agreement shall be effective unless executed by the CVR Agent. The CVR Agent agrees that time is of the essence in connection with any amendment to this Agreement that it is directed to execute by the Company in accordance with this Section 5.

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Section 5.4.            Effect of Amendments. Upon the execution of any amendment under this Article 5, this Agreement shall be modified in accordance therewith, such amendment shall form a part of this Agreement for all purposes and every Holder shall be bound thereby.

Article 6
CONSOLIDATION, MERGER, SALE, CONVEYANCE OR CONVERSION

Section 6.1.            No Prohibitions on the Company.

(a)            Subject to Section 4.2, nothing in this Agreement shall prohibit or prevent the Company or any of its Subsidiaries from consolidating with or merging into any other Person or conveying, transferring or leasing its properties and assets, in whole or in part, to any Person or from converting from a corporation to another business entity, including a limited liability company, organized in another jurisdiction.

(b)            Nothing in this Agreement shall prohibit or prevent the Company or any of its Subsidiaries from selling any of its rights, in whole or in part, to any or all of the assets of the CVR Asset Pool.

Article 7
OTHER PROVISIONS OF GENERAL APPLICATION

Section 7.1.            Notices to the CVR Agent, the Company and the Holders.

(a)            Unless otherwise indicated, any notice, request, instruction or other document to be given hereunder by any party to the other shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by electronic mail or overnight courier:

(i)	If to the Company:

Hospitality Investors Trust, Inc.
Park Avenue Tower
65 East 55th St. | Suite 801
New York, NY 10022
Attention: Paul C. Hughes, Esq.
Email: phughes@hitreit.com

with a copy (which shall not constitute notice) to:

Brookfield Property Group
250 Vesey Street, 11th Floor
New York, NY 10281
Attention: BPG Transactions Legal
Email: realestatenotices@brookfield.com

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(ii)	If to the CVR Agent:

Computershare Trust Company, N.A.
150 Royall Street
Canton, MA 02021
Attention: Corporate Actions Relationship Manager

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three (3) Business Days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful receipt if sent by electronic mail (the receiving party shall confirm receipt of any notice received by electronic mail reasonably promptly following its receipt; provided that if a notice is given by electronic mail and such confirmation of successful receipt is not confirmed by the receiving party within two (2) Business Days after the transmission of such notice, such notice, request, instruction or other document shall be followed up within one (1) Business Day after the expiration of such two (2) Business Day period by dispatch pursuant to one of the other methods described herein); or on the next Business Day after deposit with an overnight courier, if sent by an overnight courier; provided, however, that for any information or notices that the Company is required to Make Available pursuant to this Agreement, such information or notices shall be validly delivered to the applicable recipients thereof if delivered in accordance with the term “Make Available” pursuant to this Agreement.

(b)            Where this Agreement provides for notice to Holders, such notice shall be sufficiently given (unless otherwise herein expressly provided) if in writing and Made Available, not later than the latest date, and not earlier than the earliest date, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder shall affect the sufficiency of such notice with respect to other Holders.

Section 7.2.            Effect of Headings; Construction. The headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions of this Agreement. Where a reference in this Agreement is made to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated.

Section 7.3.            Benefits of Agreement; Holders are Third Party Beneficiaries. Nothing in this Agreement, express or implied, shall give to any Person (other than the parties hereto and their permitted successors and assigns hereunder) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the parties hereto and their permitted successors and assigns. Notwithstanding the foregoing, each of the Holders shall be an intended third party beneficiary of this Agreement. The Holders will have no rights hereunder or with respect to the matters contemplated hereby except as are expressly set forth in this Agreement. Except for the rights of and exercisable by the CVR Agent set forth herein, the Majority of Holders will have the sole right, on behalf of all Holders, by virtue of or under any provision of this Agreement, to institute any action or proceeding at law or in equity with respect to this Agreement, and no individual Holder or other group of Holders will be entitled to exercise such rights.

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Section 7.4.            Governing Law and Venue; Waiver of Jury Trial.

(a)            THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF TO THE EXTENT THAT SUCH PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION. The parties hereby irrevocably submit to the exclusive personal jurisdiction of the Commercial Division of the Supreme Court of the State of New York and the federal courts of the United States of America located in the Southern District of New York (and any appellate courts therefrom) in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement (subject to Section 2.4(e), Section 2.5(b) and Section 2.6), and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement of this Agreement or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims relating to such action, proceeding or transactions shall be heard and determined in such courts. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 7.1 or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

(b)            EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.4.

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Section 7.5.            Severability Clause. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is invalid or unenforceable, (a) the Company and the CVR Agent shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law to such end that the transactions contemplated by this Agreement are fulfilled to the extent possible, and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction; provided, however, that if any such excluded provision shall materially and adversely affect the rights, immunities, liabilities, duties or obligations of the CVR Agent, the CVR Agent shall be entitled to resign immediately upon written notice to the Company.

Section 7.6.            Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

Section 7.7.            Termination. This Agreement shall terminate and be of no further force or effect, and the parties hereto shall have no liability hereunder, (a) automatically, following the completion of the payments required to occur on the CVR Payment Date pursuant to Section 2.5(c) or, if a payment is required to occur pursuant to Section 2.5(d) or Section 2.5(e), as applicable, following the completion of any and all payments required to be made in accordance with Section 2.5(d) or Section 2.5(e), as applicable, or (b) by the Company, if there shall be any judgment, injunction or order enacted, issued, promulgated, enforced or entered into by any court or other Governmental Entity of competent jurisdiction that permanently restrains, enjoins or otherwise prohibits the payment of any Total Distributable Amount and such judgment, injunction or order shall have become final and non-appealable, upon written notice of the same to the CVR Agent; provided that Article 1, Section 2.4(h), the last sentence of Section 2.5(b), Section 2.6, Section 2.8, Article 3, Article 6 and this Article 7 shall survive the termination of this Agreement, in each case, to the extent applicable.

Section 7.8.            Entire Agreement. This Agreement constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and thereof, and this Agreement supersedes any and all other oral or written agreements hereto made with respect to the Contingent Value Rights. As it relates to the CVR Agent, this Agreement represents the entire understanding of the CVR Agent with reference to the Contingent Value Rights, and this Agreement supersedes any and all other oral or written agreements hereto made with respect to the Contingent Value Rights. With regard to the Company and the Holders, if and to the extent that any provision of this Agreement is inconsistent or conflicts with the Plan Documents, this Agreement shall govern and be controlling (except as may be otherwise required by applicable law), and this Agreement may be amended, modified, supplemented or altered only in accordance with the terms of Article 5. No party shall be bound by, or be liable for, any alleged representation, promise, inducement or statement of intention not contained herein.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

HOSPITALITY INVESTORS TRUST, INC.

By:	/s/ Bruce A Riggins
	Name:	Bruce A Riggins
	Title:	President, Chief Financial Officer and Treasurer

COMPUTERSHARE INC.
COMPUTERSHARE TRUST COMPANY, N.A.

By:	/s/ Collin Ekeogu
	Name:	Collin Ekeogu
	Title:	Manager, Corporate Actions

Schedule I

Adjusted EBITDA Thresholds

[Attached]

I-1

Schedule II

Excluded Assets

1.	Hilton-Blacksburg

2.	VA Beach Westin

II-1

Schedule III

Total Distributable Amount Calculation Example

[Attached]

III-3